Exhibit 99.6

SCHEDULE B

Kopernik Global Investors effected the following open market sales transactions in the Common Shares in the last 60 days:

Date	No. of Shares	Price/Share (US$)
03/05/2025	2,390,096	$ 0.7208
02/20/2025	172,766	$ 0.7004
02/19/2025	169,601	$ 0.7102
02/18/2025	687,920	$ 0.7202
02/14/2025	7,684	$ 0.7125
02/12/2025	31,470	$ 0.7101
02/11/2025	196,781	$ 0.7499
02/10/2025	1,037,606	$ 0.7601
02/07/2025	451,597	$ 0.7414
02/06/2025	624,517	$ 0.7296
02/05/2025	1,015,195	$ 0.7222
02/04/2025	922,133	$ 0.7020
02/03/2025	190,938	$ 0.6701
01/30/2025	129,638	$ 0.6701
01/27/2025	148,698	$ 0.6935
01/24/2025	1,017,476	$ 0.7490
01/23/2025	2,074,462	$ 0.7223
01/22/2025	597,516	$ 0.6835
01/21/2025	270,006	$ 0.6879
01/16/2025	13,170	$ 0.6775
01/15/2025	20,108	$ 0.6700
01/13/2025	724,787	$ 0.6692
01/06/2025	44,494	$ 0.7350